Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Press Release

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES
COMPLETION OF ITS 7.00% EQUITY SECURITY UNITS TRANSACTION

HAMILTON, BERMUDA – February 17, 2009 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it completed the remarketing of the $745 million aggregate principal amount of 5.25% Senior Notes due 2011 (the "Senior Notes") comprising part of its 7.00% Equity Security Units (the “ESUs”) and settled the forward purchase contract component of the ESUs.  As a result of the ESU transactions as described below, XL's tangible book value of $12.88 as at December 31, 2008 would have increased by approximately $1.75 per ordinary share.

The Company purchased all of the Senior Notes in the remarketing at an aggregate price of 100.25% of the aggregate principal amount thereof, in accordance with the terms of the ESUs.  The Company will retire all of the Senior Notes that it purchased in the remarketing.  The proceeds from the remarketing were used to satisfy the purchase price for the Company's Class A Ordinary Shares (the “Shares”) sold to holders of the ESUs pursuant to the forward purchase contracts.  Each forward purchase contract provided for the sale by the Company of 0.3846 Shares at a price of $25.00. The settlement of the forward purchase contracts resulted in the Company’s sale of an aggregate of 11,461,080 Shares for an aggregate purchase price of $745 million.

As a result of the settlement of the forward purchase contracts, the ESUs (formerly NYSE: “XL Pr X”) ceased to exist and are no longer traded on the New York Stock Exchange.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.